EXHIBIT 99.1

GenCorp Reports 2014 Fourth Quarter and Annual Results

SACRAMENTO, Calif., Jan. 30, 2015 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY) today reported results for the fourth quarter and year ended November 30, 2014.

Financial Overview

Fourth Quarter of Fiscal 2014 compared to Fourth Quarter of Fiscal 2013

  Net sales for the fourth quarter of fiscal 2014 totaled $439.6 million compared to $485.3 million for the fourth quarter of fiscal 2013.
  Net income for the fourth quarter of fiscal 2014 was $10.1 million, or $0.15 diluted income per share, compared to a net loss of $(3.7) million, or $(0.06) loss per share, for the fourth quarter of fiscal 2013.
  Adjusted EBITDAP (Non-GAAP measure*) for the fourth quarter of fiscal 2014 was $63.4 million, or 14.4% of net sales, compared to $53.3 million, or 11.0% of net sales, for the fourth quarter of fiscal 2013.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $54.5 million for the fourth quarter of fiscal 2014, compared to $47.0 million for the fourth quarter of fiscal 2013.
  Cash provided by operating activities in the fourth quarter of fiscal 2014 totaled $116.3 million, compared to $51.1 million in the fourth quarter of fiscal 2013. The cash generated from operating activities in the fourth quarter of fiscal 2014 included an increase of $76.1 million in cash advances on long-term contracts.
  Free cash flow (Non-GAAP measure*) in the fourth quarter of fiscal 2014 totaled $104.8 million, compared to $26.6 million in the fourth quarter of fiscal 2013.
  As of November 30, 2014, the Company had $516.3 million in net debt (Non-GAAP measure*) compared to $501.6 million as of November 30, 2013.
  As of November 30, 2014, the Company had $2.2 billion of funded backlog compared to $1.7 billion as of November 30, 2013.
  In January 2015, $34.4 million of 4 1/16% Convertible Subordinated Debentures ("4 1/16% Debentures") were converted to 3.8 million shares of common stock.
  In January 2015, the Company retired $8.0 million principal amount of its delayed draw term loan.

Fiscal 2014 compared to Fiscal 2013

  Net sales for fiscal 2014 totaled $1,597.4 million compared to $1,383.1 million for fiscal 2013. Fiscal 2014 and 2013 results include 12 months and 5 1/2 months, respectively, of the Pratt & Whitney Rocketdyne division (the "Rocketdyne Business") operating results.
  Net loss for fiscal 2014 was $(53.0) million, or $(0.92) loss per share, compared to net income of $167.9 million, or $2.11 diluted income per share, for fiscal 2013. The net loss for fiscal 2014 included pre-tax cost growth of $23.6 million on the Antares AJ-26 program and a pre-tax charge of $60.6 million related to the repurchase of $59.6 million of principal of the Company's 4 1/16% Debentures. The net income for fiscal 2013 included a $193.9 million income tax benefit primarily associated with the release of deferred tax asset valuation allowance reserves.
  Adjusted EBITDAP (Non-GAAP measure*) for fiscal 2014 was $174.2 million, or 10.9% of net sales, compared to $155.6 million, or 11.3% of net sales, for fiscal 2013.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit expense, and unusual items was $145.5 million for fiscal 2014, compared to $151.4 million for fiscal 2013.
  Cash provided by operating activities in fiscal 2014 totaled $150.4 million, compared to $77.6 million in fiscal 2013. The cash generated from operating activities in fiscal 2014 included an increase of $94.1 million in cash advances on long-term contracts.
  Free cash flow (Non-GAAP measure*) in fiscal 2014 totaled $107.0 million, compared to $14.4 million in fiscal 2013.
  Repurchased 3.5 million shares of common stock at a cost of $64.5 million in fiscal 2014.
  In January 2015, $34.4 million of 4 1/16% Debentures were converted to 3.8 million shares of common stock.
  In January 2015, the Company retired $8.0 million principal amount of its delayed draw term loan.

_________

* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States ("GAAP"). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

"We are particularly pleased with the progress that has been made during the fourth quarter in moving toward a more fully integrated business following the acquisition of Rocketdyne in 2013 as we continue to position the Company to support the many challenges our customers must address in an increasingly complex fiscal and strategic environment," said Scott Seymour, President and Chief Executive Officer of GenCorp. "Many of our key, year-over-year metrics, such as cash generation and backlog, have steadily improved during this important period of transformation. We look forward to continuing our integration activities in the coming months while maintaining our focus on strengthening the Company's overall competitiveness."

Operations Review

Aerospace and Defense Segment

	Three months ended November 30,		Year ended November 30,
	2014	2013	2014	2013
	(In millions, except percentage amounts)
Net sales	$ 438.0	$ 483.8	$ 1,591.2	$ 1,377.4
Segment performance (Non-GAAP measure)	43.8	32.6	107.1	97.2
Segment margin (Non-GAAP measure)	10.0%	6.7%	6.7%	7.1%
Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items (Non-GAAP measure)	13.7%	11.3%	10.7%	12.0%
Components of segment performance:
Aerospace and Defense	$ 60.2	$ 54.8	$ 170.0	$ 165.1
Environmental remediation provision adjustments	(2.2)	(2.3)	(8.8)	(4.6)
Retirement benefit plan expense	(6.2)	(11.4)	(24.5)	(44.2)
Unusual items	(0.7)	0.2	(0.9)	(1.6)
Rocketdyne purchase accounting adjustments not allocable to the Company's U.S. government contracts:
Amortization of the Rocketdyne Business' intangible assets	(3.0)	(2.7)	(12.0)	(5.0)
Depreciation associated with the step-up in the fair value of the Rocketdyne Business' tangible assets	(4.3)	(5.1)	(13.5)	(10.3)
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business' inventory	—	(0.9)	(3.2)	(2.2)
Aerospace and Defense total	$ 43.8	$ 32.6	$ 107.1	$ 97.2

The decrease in net sales in the fourth quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013 was primarily due to (i) a decrease of $28.6 million in the J-2X program due to successful completion of NASA's space launch systems upper stage engine test program in June 2014; (ii) a decrease of $21.1 million in the RS-68 program as a result of the timing of deliveries on this multi-year contract; and (iii) a decrease of $20.4 million in the various Standard Missile contracts primarily from the transitioning of the Standard Missile-3 Block IB contract from development activities to low-rate initial production and decreased development activities for the Throttling Divert and Attitude Control System ("TDACS") for the current phase of the Standard Missile-3 Block IIA contract. The decrease in net sales was partially offset by increased deliveries on the Terminal High Altitude Area Defense ("THAAD") program generating $46.8 million in additional net sales. The ramp-up in deliveries on the THAAD program was due to the program supporting full-rate production requirements. See net sales information below:

	Three months ended November 30,
	2014	2013	Change
	(In millions)
THAAD	$ 61.8	$ 15.0	$ 46.8
Standard Missile	55.4	75.8	(20.4)
RS-68	34.0	55.1	(21.1)
J-2X	2.9	31.5	(28.6)
All other Aerospace and Defense programs	283.9	306.4	(22.5)
	$ 438.0	$ 483.8	$ (45.8)

The increase in segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items in the fourth quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013 was primarily due to $16.4 million, 3.7% of net sales, favorable RL-10 contract termination for convenience with a commercial customer partially offset by losses of (i) $3.0 million, 0.7% of net sales, on a tactical program to gain entry into a new tactical product line and (ii) $2.5 million, 0.6% of net sales, associated with increased non-contract related costs during the period.

The increase in net sales in fiscal 2014 compared to fiscal 2013 was primarily due to sales from the Rocketdyne Business which was acquired on June 14, 2013. The net sales attributable to the Rocketdyne Business increased $360.0 million in fiscal 2014 compared to fiscal 2013. The increase in net sales also included increased deliveries on the Atlas V, THAAD, and Orion programs totaling $71.9 million. The increase in net sales was partially offset by (i) a decrease of $113.9 million in the various Standard Missile contracts primarily from the transitioning of the Standard Missile-3 Block IB contract from development activities to low-rate initial production, decreased development activities for the TDACS for the Standard Missile-3 Block IIA contract, and the cessation of deliveries on the Standard Missile-1 Regrain contract in fiscal 2014 as a result of contract completion of the most recent foreign military sales order; (ii) an additional week of operations in the first quarter of fiscal 2013 resulting in $27.8 million in net sales; (iii) a decrease of $21.7 million as a result of the completion of the T3 IIA and IIB contracts as the program enters the next development phase; (iv) a decrease of $26.4 million from lower deliveries and changes in the estimated measurement of progress toward completion on the Antares program; and (v) a decrease of $24.6 million as a result of lower deliveries on the Guidance Enhanced Missile TBM ("GEM-T") program. See net sales information below:

	Year ended November 30,
	2014	2013	Change
	(In millions)
Aerojet
Standard Missile	$ 192.7	$ 306.6	$ (113.9)
Atlas V	114.3	95.4	18.9
THAAD	69.4	41.7	27.7
Orion	43.1	17.8	25.3
Triple Target Terminator ("T3") IIA and IIB	18.2	39.9	(21.7)
Antares	7.9	34.3	(26.4)
GEM-T	0.6	25.2	(24.6)
Extra week of sales in fiscal 2013	—	27.8	(27.8)
All other Aerojet programs	465.6	469.3	(3.7)
Rocketdyne (1)	679.4	319.4	360.0
	$ 1,591.2	$ 1,377.4	$ 213.8
_____
(1) Includes net sales beginning June 14, 2013 from the Rocketdyne Business (acquisition date).

The decrease in the segment margin before environmental remediation provision adjustments, retirement benefit expense, Rocketdyne purchase accounting adjustments, and unusual items in fiscal 2014 compared to fiscal 2013, was primarily due to $23.6 million, 1.5% of net sales, of cost growth on the Antares AJ-26 program, including the cost to repair or replace engines, as necessary, in light of the previously reported engine test failures, an associated increase in hardware inspections and corrective actions on remaining engines, costs to repair the damaged test stand, and costs resulting from delayed deliveries.

A summary of the Company's backlog is as follows:

	As of November 30,
	2014	2013
	(In billions)
Funded backlog	$ 2.2	$ 1.7
Unfunded backlog	0.9	0.8
Total contract backlog	$ 3.1	$ 2.5

The increase in contract backlog from November 30, 2013 is primarily due to the receipt of large, multi-year awards on several programs including RS-68, RS-27, Atlas V, and THAAD.

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control.  Of the Company's November 30, 2014 total contract backlog, approximately 48%, or approximately $1.5 billion, is expected to be filled within one year.

The Rocketdyne Business integration costs incurred and capitalized through November 30, 2014 totaled $38.5 million. These integration costs are reimbursable by the U.S. government upon its audit and approval that the Company's planned integration savings will exceed its restructuring costs by a factor of at least two to one. In December 2014, the Company was informed that the Defense Contract Audit Agency had completed its audit of the Company's restructuring proposal and found that the Company had achieved the required minimum two to one savings to restructuring cost ratio.  Actual recovery of the previously deferred integration costs will take place after the final execution of an Advance Agreement with the Defense Contract Management Agency and determination from the Under Secretary of Defense that the audited restructuring savings exceed the costs by a factor of two to one.  The Company believes these final two actions will be completed in fiscal 2015.

Capital expenditures in fiscal 2014 related to the consolidation of leased facilities to owned Rocketdyne facilities totaled $11.3 million. These consolidation activities are part of an overall integration plan, that, when completed, are expected to improve the overall operating efficiency of the newly combined business.

Real Estate Segment

Sales and segment performance for the fourth quarter of fiscal 2014 were $1.6 million and $1.6 million, respectively, compared to $1.5 million and $0.9 million for the fourth quarter of fiscal 2013, respectively. Net sales and segment performance consist primarily of rental property operations.

Additional Information

Included in the income (loss) from continuing operations before income taxes for the periods presented are as follows:

	Three months ended November 30,		Year ended November 30,
	2014	2013	2014	2013
	(In millions)
Rocketdyne Business acquisition costs not allocable to the Company's U.S. government contracts:
Amortization of the Rocketdyne Business intangible assets	$ 3.0	$ 2.7	$ 12.0	$ 5.0
Depreciation associated with the step-up in the fair value of the Rocketdyne Business' tangible assets	4.3	5.1	13.5	10.3
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business' inventory	—	0.9	3.2	2.2
Total Rocketdyne Business acquisition costs	7.3	8.7	28.7	17.5
Other costs
Retirement benefit expense	8.9	16.5	35.6	65.0
Environmental remediation provision adjustments	2.8	3.0	10.8	8.4
Loss on Antares AJ-26 program	0.9	8.1	32.3	8.7
Loss on debt repurchased	—	5.0	60.6	5.0
Stock-based compensation	1.2	4.4	5.7	14.1
Total other costs	13.8	37.0	145.0	101.2
	$ 21.1	$ 45.7	$ 173.7	$ 118.7
Debt Activity
The Company's debt was as follows:

			As of November 30,
			2014	2013
			(In millions)
Senior debt			$ 98.8	$ 45.0
Senior secured notes			460.0	460.0
Convertible subordinated notes (1)			133.8	193.4
Delayed draw term loan (2)			89.0	—
Capital lease			0.6	0.8
Total debt, carrying amount			$ 782.2	$ 699.2
_______
(1) In January 2015, $34.4 million of 4 1/16% Debentures were converted to 3.8 million shares of common stock.
(2) In January 2015, the Company retired $8.0 million principal amount of its delayed draw term loan.

As of November 30, 2014, the Company had $164.2 million of available borrowings under its Senior Credit Facility and Subordinated Credit Facility.

During fiscal 2014, the Company repurchased $59.6 million principal amount of its 4 1/16% Debentures at various prices ranging from 195% of par to 212% of par. A summary of the Company's 4 1/16% Debentures repurchased during fiscal 2014 was as follows (in millions):

Principal amount repurchased				$ 59.6
Cash repurchase price				(119.9)
Write-off of deferred financing costs				(0.3)
Loss on 4 1/16% Debentures repurchased				$ (60.6)

Retirement Benefit Plans

The Company's tax-qualified pension plans' assets were as follows:

	As of November 30,
	2014	2013
	(In millions)
Tax-qualified pension plans' assets	$ 1,163.1	$ 1,258.4

As of November 30, 2014, the Company's unfunded pension obligation for the tax-qualified pension plan was $482.8 million. The changes in the pension obligation for the tax-qualified pension plan since November 30, 2013 were as follows (in millions):

Balance as of November 30, 2013		$ 261.7
Service and interest costs		75.0
Investment gain (actual)		(54.7)
Mortality estimate change (1)		108.8
Discount rate decrease (2)		87.9
Other		4.1
Balance as of November 30, 2014		$ 482.8
_______
(1) The Company has historically utilized the Society of Actuaries' ("SOA") published mortality data in developing its best estimate of mortality. On October 27, 2014, the SOA published updated mortality tables and an updated improvement scale, which both reflect improved longevity. Based on an evaluation of the mortality experience of the Company's tax-qualified defined benefit pension plan and the updated SOA mortality tables and improvement scale, the Company adopted an adjusted version of the SOA's new mortality table and improvement scale for purposes of measuring retirement benefit obligations at November 30, 2014.
(2) The decrease in the discount rate was due to lower market interest rates used to determine the Company's pension obligation. The discount rate was 3.96% as of November 30, 2014 compared to 4.54% as of November 30, 2013.

The Company does not expect to make any significant cash contributions to its tax-qualified defined benefit pension plan until fiscal 2016. The Company estimates that approximately 86% of its unfunded pension obligation as of November 30, 2014 is related to Aerojet Rocketdyne which will be recoverable through its U.S. government contracts.

The Company estimates that its non-cash retirement benefit expense will be approximately $67 million in fiscal 2015 compared to $35.6 million in fiscal 2014. The increase in retirement benefit expense is primarily due to higher actuarial losses arising from the November 30, 2014 measurement associated with the updated mortality assumption and a decrease in the discount rate used to determine the Company's retirement benefit plans' obligations (discussed above).

The funded status of the pension plans may be adversely affected by the investment experience of the plans' assets, by changes in U.S. law and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company's plans' assets does not meet assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, future contributions to the underfunded pension plans could be higher than the Company expects.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit of the Company's business by the U.S. government;
  the difficulties to integrate the Rocketdyne Business into the Company's existing operations successfully or to realize the anticipated benefits of the acquisition;
  ability to manage effectively the Company's expanded operations;
  ability to manage effectively the Company's leverage and debt service obligations;
  the Company's international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect its operations;
  the acquisition of RD Amross, LLC is subject to a number of conditions which could delay or materially adversely affect the timing of its completion, or prevent it from occurring;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  Antares ORB-3 launch failure may result in the termination of the AJ-26 supply contract and the Company may face significant damage claims;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  costs and time commitment related to potential acquisition activities;
  the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure including a successful cyber-attack, accident or security breach that could result in disruptions to the Company's operations;
  failure to effectively integrate the Rocketdyne Business into the Company's ERP system;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, or explosion, or unplanned ignition of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company's patents and proprietary rights;
  business disruptions to the extent not covered by insurance;
  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on the Company's cash resources and could limit the Company's ability to borrow additional funds or expand its operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to the Company's discontinued operations;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

(Tables to follow)

GenCorp Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended November 30,		Year ended November 30,
	2014	2013	2014	2013
	(In millions, except per share amounts)
Net sales	$ 439.6	$ 485.3	$ 1,597.4	$ 1,383.1
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	373.7	431.0	1,408.1	1,229.6
Selling, general and administrative	9.8	13.7	37.9	53.6
Depreciation and amortization	17.3	17.2	63.7	43.8
Other expense, net:
Loss on debt repurchased	—	5.0	60.6	5.0
Other	2.3	4.3	13.9	28.8
Total operating costs and expenses	403.1	471.2	1,584.2	1,360.8
Operating income	36.5	14.1	13.2	22.3
Non-operating (income) expense:
Interest income	(0.1)	—	(0.1)	(0.2)
Interest expense	13.7	12.5	52.7	48.7
Total non-operating expense, net	13.6	12.5	52.6	48.5
Income (loss) from continuing operations before income taxes	22.9	1.6	(39.4)	(26.2)
Income tax provision (benefit)	12.7	5.7	12.9	(193.9)
Income (loss) from continuing operations	10.2	(4.1)	(52.3)	167.7
(Loss) income from discontinued operations, net of income taxes	(0.1)	0.4	(0.7)	0.2
Net income (loss)	$ 10.1	$ (3.7)	$ (53.0)	$ 167.9
Income (loss) per share of common stock
Basic
Income (loss) per share from continuing operations	$ 0.17	$ (0.07)	$ (0.91)	$ 2.76
Income (loss) per share from discontinued operations, net of income taxes	—	0.01	(0.01)	—
Net income (loss) per share	$ 0.17	$ (0.06)	$ (0.92)	$ 2.76
Diluted
Income (loss) per share from continuing operations	$ 0.15	$ (0.07)	$ (0.91)	$ 2.11
Income (loss) per share from discontinued operations, net of income taxes	—	0.01	(0.01)	—
Net income (loss) per share	$ 0.15	$ (0.06)	$ (0.92)	$ 2.11
Weighted average shares of common stock outstanding, basic	56.9	59.9	57.9	59.6
Weighted average shares of common stock outstanding, diluted	72.0	59.9	57.9	81.9

GenCorp Inc.
Unaudited Operating Segment Information
	Three months ended November 30,		Year ended November 30,
	2014	2013	2014	2013
	(In millions)
Net Sales:
Aerospace and Defense	$ 438.0	$ 483.8	$ 1,591.2	$ 1,377.4
Real Estate	1.6	1.5	6.2	5.7
Total Net Sales	$ 439.6	$ 485.3	$ 1,597.4	$ 1,383.1
Segment Performance:
Aerospace and Defense	$ 52.9	$ 46.1	$ 141.3	$ 147.6
Environmental remediation provision adjustments	(2.2)	(2.3)	(8.8)	(4.6)
Retirement benefit plan expense	(6.2)	(11.4)	(24.5)	(44.2)
Unusual items	(0.7)	0.2	(0.9)	(1.6)
Aerospace and Defense Total	43.8	32.6	107.1	97.2
Real Estate	1.6	0.9	4.2	3.8
Total Segment Performance	$ 45.4	$ 33.5	$ 111.3	$ 101.0
Reconciliation of segment performance to income (loss) from continuing operations before income taxes:
Segment performance	$ 45.4	$ 33.5	$ 111.3	$ 101.0
Interest expense	(13.7)	(12.5)	(52.7)	(48.7)
Interest income	0.1	—	0.1	0.2
Stock-based compensation expense	(1.2)	(4.4)	(5.7)	(14.1)
Corporate retirement benefit plan expense	(2.7)	(5.1)	(11.1)	(20.8)
Corporate and other	(5.0)	(4.2)	(20.5)	(20.9)
Unusual items	—	(5.7)	(60.8)	(22.9)
Income (loss) from continuing operations before income taxes	$ 22.9	$ 1.6	$ (39.4)	$ (26.2)

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Unaudited Condensed Consolidated Balance Sheet
	November 30,	November 30,
	2014	2013
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$ 265.9	$ 197.6
Accounts receivable	172.9	214.1
Inventories	139.0	105.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	19.4	20.4
Receivable from Northrop Grumman Corporation ("Northrop")	6.0	6.0
Other current assets, net	35.9	22.4
Income taxes	2.1	12.6
Deferred income taxes	25.3	17.0
Total Current Assets	666.5	596.0
Noncurrent Assets
Property, plant and equipment, net	367.5	374.7
Real estate held for entitlement and leasing	94.4	80.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	81.2	88.7
Receivable from Northrop	74.8	72.0
Deferred income taxes	259.0	175.7
Goodwill	164.4	159.6
Intangible assets	122.2	135.7
Other noncurrent assets, net	91.6	72.7
Total Noncurrent Assets	1,255.1	1,159.3
Total Assets	$ 1,921.6	$ 1,755.3
LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities
Short-term borrowings and current portion of long-term debt	$ 5.3	$ 2.9
Accounts payable	103.5	122.5
Reserves for environmental remediation costs	31.9	36.6
Postretirement medical and life insurance benefits	6.4	7.3
Advance payments on contracts	198.5	104.4
Other current liabilities	221.7	206.0
Total Current Liabilities	567.3	479.7
Noncurrent Liabilities
Senior debt	93.8	42.5
Second-priority senior notes	460.0	460.0
Convertible subordinated notes	133.8	193.2
Other debt	89.3	0.6
Reserves for environmental remediation costs	134.1	134.7
Pension benefits	482.8	261.7
Postretirement medical and life insurance benefits	51.7	59.3
Other noncurrent liabilities	79.7	73.8
Total Noncurrent Liabilities	1,525.2	1,225.8
Total Liabilities	2,092.5	1,705.5
Commitments and contingencies
Redeemable common stock	1.6	0.2
Stockholders' (Deficit) Equity
Common stock	5.9	5.9
Other capital	287.3	280.1
Treasury stock	(64.5)	—
Accumulated deficit	(67.0)	(14.0)
Accumulated other comprehensive loss, net of income taxes	(334.2)	(222.4)
Total Stockholders' (Deficit) Equity	(172.5)	49.6
Total Liabilities, Redeemable Common Stock and Stockholders' (Deficit) Equity	$ 1,921.6	$ 1,755.3

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Year Ended November 30,
	2014	2013
	(In millions)
Operating Activities
Net (loss) income	$ (53.0)	$ 167.9
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (income) from discontinued operations, net of income taxes	0.7	(0.2)
Depreciation and amortization	63.7	43.8
Amortization of financing costs	3.6	4.5
Stock-based compensation	5.7	14.1
Retirement benefit expense	35.6	65.0
Loss on debt repurchased	60.6	5.0
Loss on bank amendment	0.2	—
Gain on sale of technology	(6.8)	—
Loss on disposal of long-lived assets	2.8	—
Tax benefit on stock-based awards	(1.5)	—
Changes in assets and liabilities	40.9	(222.4)
Net cash provided by continuing operations	152.5	77.7
Net cash used in discontinued operations	(2.1)	(0.1)
Net Cash Provided by Operating Activities	150.4	77.6
Investing Activities
Purchases of restricted cash investments	—	(470.0)
Sale of restricted cash investments	—	470.0
Purchase of Rocketdyne Business	0.2	(411.2)
Proceeds from sale of technology	7.5	—
Purchases of investments	—	(0.5)
Capital expenditures	(43.4)	(63.2)
Net Cash Used in Investing Activities	(35.7)	(474.9)
Financing Activities
Proceeds from issuance of debt	189.0	460.0
Debt issuance costs	(4.2)	(14.9)
Debt repayments/repurchases	(166.3)	(12.8)
Proceeds from shares issued under equity plans, net	(1.9)	0.5
Purchase of treasury stock	(64.5)	—
Tax benefit on stock-based awards	1.5	—
Net Cash (Used in) Provided by Financing Activities	(46.4)	432.8
Net Increase in Cash and Cash Equivalents	68.3	35.5
Cash and Cash Equivalents at Beginning of Period	197.6	162.1
Cash and Cash Equivalents at End of Period	$ 265.9	$ 197.6

Use of Unaudited Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses resulting from the Company's corporate activities in the ordinary, on-going and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metrics from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits, significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, on-going and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP income (loss) from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, on-going and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net income (loss) as determined in accordance with GAAP.

	Three months ended November 30,		Year ended November 30,
	2014	2013	2014	2013
	(In millions, except percentage amounts)
Income (loss) from continuing operations before income taxes	$ 22.9	$ 1.6	$ (39.4)	$ (26.2)
Interest expense	13.7	12.5	52.7	48.7
Interest income	(0.1)	—	(0.1)	(0.2)
Depreciation and amortization	17.3	17.2	63.7	43.8
Retirement benefit expense	8.9	16.5	35.6	65.0
Unusual items	0.7	5.5	61.7	24.5
Adjusted EBITDAP	$ 63.4	$ 53.3	$ 174.2	$ 155.6
Adjusted EBITDAP as a percentage of net sales	14.4%	11.0%	10.9%	11.3%

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stakeholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful because it presents the Company's business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended November 30,		Year ended November 30,
	2014	2013	2014	2013
	(In millions)
Cash provided by operating activities	$ 116.3	$ 51.1	$ 150.4	$ 77.6
Capital expenditures	(11.5)	(24.5)	(43.4)	(63.2)
Free cash flow(1)	$ 104.8	$ 26.6	$ 107.0	$ 14.4
_______
(1) Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow excludes any mandatory debt service requirements and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company believes Free Cash Flow is useful as it provides supplemental information to assist investors in viewing the business using the same tools that management uses to gauge progress in achieving the Company's goals.

			November 30, 2014	November 30, 2013
			(In millions)
Debt principal			$ 782.2	$ 699.2
Cash and cash equivalents			(265.9)	(197.6)
Net debt			$ 516.3	$ 501.6

Because the Company's method for calculating the Non-GAAP measures may differ from other companies' methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

CONTACT: Investors:
         Kathy Redd, vice president and chief financial officer
         916.355.2361
         Ron Samborsky, vice president, investor relations
         916.355.3610
         Media:
         Glenn Mahone, vice president, communications
         202.302.9941